  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 1998.
                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                            WESTFIELD AMERICA, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

               MISSOURI                              43-0758627
     (STATE OR OTHER JURISDICTION                 (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)             IDENTIFICATION NO.)



                                                IRV HEPNER, SECRETARY
 11601 WILSHIRE BOULEVARD, 12TH FLOOR   11601 WILSHIRE BOULEVARD, 12TH FLOOR
     LOS ANGELES, CALIFORNIA 90025          LOS ANGELES, CALIFORNIA 90025
            (310) 478-4456                         (310) 478-4456
   (ADDRESS, INCLUDING ZIP CODE, AND     (NAME, ADDRESS, INCLUDING ZIP CODE,
           TELEPHONE NUMBER,                    AND TELEPHONE NUMBER,
 INCLUDING AREA CODE, OF REGISTRANT'S     INCLUDING AREA CODE, OF AGENT FOR
     PRINCIPAL EXECUTIVE OFFICES)                     SERVICE)

                                --------------

                                  COPIES TO:
                              GREGG A. NOEL, ESQ.
                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                            300 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                (213) 687-5000

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

  If the only securities being registered on this Form are being offered pursuant to distribution or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with distribution or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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-------------------------------------------------------------------------------------------------
                                                               PROPOSED   PROPOSED
                                                                MAXIMUM    MAXIMUM
                                                    AMOUNT     AGGREGATE  AGGREGATE   AMOUNT OF
                TITLE OF SHARES                      TO BE     PRICE PER  OFFERING   REGISTRATION
                TO BE REGISTERED                 REGISTERED(1) SHARE(2)   PRICE(2)       FEE
-------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share.........   4,000,000    $17.375  $69,500,000  $19,321.00
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) Plus such additional shares as may be issued by reason of stock splits, stock distributions and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on December 4, 1998.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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


                                  PROSPECTUS

                            WESTFIELD AMERICA, INC.

                       4,000,000 Shares of Common Stock

                        DISTRIBUTION REINVESTMENT PLAN

  Westfield America, Inc, has adopted a Distribution Reinvestment Plan.

                                HOW TO ENROLL:

  . If you are a Shareholder or Preferred Shareholder of Westfield America,
    Inc., or an Investor Unit Right holder of Westfield America Limited Partnership and you wish to enroll in the Company's Distribution Reinvestment Plan, then you should fill out the enrollment form accompanying this Prospectus.

  . For more details, see pages 2 through 10 of this Prospectus.

                          HIGHLIGHTS OF THE PROGRAM:

  . Any registered Shareholder, Preferred Shareholder or holder of Investor
    Unit Rights may elect to participate in the Plan.

  . Beneficial owners of Common Shares held in street name may elect to participate in the Plan.

  . 0% to 5% discount on purchases of Common Shares through the Plan.

  . Certificate safekeeping in book entry form at American Stock Transfer &
    Trust Co., at no charge to participant.

  . Recordkeeping and reporting will be provided, at no charge to participant.

  . Full or partial distribution reinvestment options.

  Please review the risk factors that have been disclosed in the Company's filings under the Securities Exchange Act of 1934.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                      , 1998

                SPECIAL NOTE REGARDINGFORWARD-LOOKING STATEMENTS

  This Prospectus, including the documents incorporated by reference herein, contains forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which reflect our views at the time we made the statements with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including the matters described under "Risk Factors" in our Form 8-K, dated November 25, 1998, and in the other documents incorporated by reference herein. These risks and uncertainties could cause actual results to differ materially from historical results or those anticipated. The words "believes," "expects," "anticipates," "intends," "plans," "estimates" and similar expressions identify forward-looking statements, which speak only as of the dates on which we made them. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................  i
THE COMPANY...............................................................  1
RISK FACTORS..............................................................  1
USE OF PROCEEDS...........................................................  1
DESCRIPTION OF THE PLAN...................................................  2
Purposes and Advantages...................................................  2
   1. What is the Purpose of the Plan?....................................  2
   2. How may Shareholders or Unitholders of Record Purchase Common Shares
      under the Plan?.....................................................  2
   3. What are Some of the Advantages and Disadvantages of Participation
      in the Plan?........................................................  2

                                                                           PAGE
                                                                           ----
Eligibility and Participation.............................................   3
   4. Who is Eligible to Become a Participant?............................   3
   5. How does an Eligible Person Become a Participant?...................   4
   6. What does the Enrollment Form Provide?..............................   4
Reinvestment of Distributions.............................................   5
   7. When will Distributions be Reinvested?..............................   5
   8. What Limitations Apply to Reinvestment of Distributions?............   5
Purchases.................................................................   6
   9. What is the Source of Common Shares Purchased under the Plan?.......   6
  10. When Will Common Shares be Purchased for a Participant's Account?...   6
  11. What is the Purchase Price of Common Shares Purchased by
      Participants under the Plan?........................................   6
  12. How Many Common Shares will be Purchased for a Participant?.........   7
Plan Administration.......................................................   7
  13. Who Administers the Plan?...........................................   7
  14. What Reports are Sent to Participants in the Plan?..................   7
  15. What is Our Responsibility and that of the Agent Under the Plan?....   8
Common Share Certificates.................................................   8
  16. Are Certificates Issued to Participants for Common Shares Purchased
      Under the Plan?.....................................................   8
  17. What is the Effect on a Participant's Plan Account if a Participant
      Requests a Certificate for Whole Common Shares Held in the
      Account?............................................................   8
  18. May Common Shares Held in Certificate Form be Deposited in a
      Participant's Plan Account?.........................................   8

                                                                           PAGE
                                                                           ----
Withdrawal From the Plan..................................................   9
  19. May a Participant Withdraw from the Plan?...........................   9
  20. What Happens When a Participant Terminates an Account?..............   9
  21. When May a Former Participant Re-elect to Participate in the Plan?..   9
Sale of Common Shares.....................................................   9
  22. May a Participant Request that Common Shares Held in a Plan Account
      be Sold?............................................................   9
Other Information.........................................................  10
  23. May Common Shares Held in the Plan be Pledged or Transferred?.......  10
  24. What Happens if We Make a Distribution of Shares or Split our
      Shares?.............................................................  10
  25. What Happens if We Have a Rights Offering?..........................  10
  26. How are the Participant's Common Shares Voted at Shareholder
      Meetings?...........................................................  10
  27. May the Plan be Suspended or Terminated?............................  10
  28. May the Plan be Amended?............................................  10
  29. What Happens if the Plan is Terminated?.............................  11
  30. Who Interprets and Regulates the Plan?..............................  11
  31. What Law Governs the Plan?..........................................  11
FEDERAL INCOME TAX CONSIDERATIONS.........................................  11
 Taxation of the Company..................................................  11
  General.................................................................  11
  Opinion of Counsel......................................................  12
  Taxation of the Company.................................................  12
  Requirements for Qualification..........................................  13
  Ownership of Partnership Interests......................................  14
  Income Tests............................................................  14
  Asset Tests.............................................................  16

                                                                             PAGE
                                                                             ----
  Annual Distribution Requirements..........................................  16
  Absence of Earnings and Profits...........................................  17
  Failure to Qualify........................................................  18
 Tax Aspects of the Company's Investments in Partnerships...................  18
  General...................................................................  18
  Entity Classification.....................................................  18
  Tax Allocations with Respect to the Properties............................  19
  Sale of the Properties....................................................  19
 Taxation of Taxable Domestic Shareholders..................................  19
 Taxation of Tax-Exempt Shareholders........................................  20
 Taxation of Foreign Shareholders...........................................  20
  Ordinary Distributions....................................................  21
  Return of Capital Distributions...........................................  21
  Capital Gain Distributions................................................  21
  Disposition of Stock of the Company.......................................  22
  Estate Tax................................................................  22
 Information Reporting and Backup Withholding...............................  22
  U.S. Shareholders.........................................................  22
  Foreign Shareholders......................................................  23
 Other Tax Consequences.....................................................  23
  Possible Legislative or Other Actions Affecting Tax Consequences..........  23
  State and Local Taxes.....................................................  23
 Tax Consequences Relating to the Plan......................................  24
 Reinvested Distributions...................................................  24
 Reinvestment of Distributions by Unitholders...............................  24
 Administrative Expenses....................................................  25
 Tax Consequences of Dispositions...........................................  25
DESCRIPTION OF CAPITAL STOCK................................................  25
PLAN OF DISTRIBUTION........................................................  25
LEGAL MATTERS...............................................................  26
EXPERTS.....................................................................  26
WHERE YOU CAN FIND MORE INFORMATION.........................................  27

                                  THE COMPANY

  Westfield America, Inc. ("we", "us" or the "Company" as appropriate) is a real estate investment trust (a "REIT") for U.S. Federal income tax purposes.

  We are primarily in the business of owning, operating, leasing, developing, redeveloping and acquiring shopping centers and power centers located primarily in major metropolitan areas in the United States.

  We currently own interests in a portfolio of 38 shopping centers, 12 separate department store properties and certain other real estate investments. The centers are located in eight states in the east coast, midwest and west coast regions of the United States.

  We have transferred substantially all of our assets to Westfield America Limited Partnership (the "Operating Partnership"). We are the general partner of the Operating Partnership. We conduct substantially all of our operations through the Operating Partnership.

  We have engaged a property management company, an asset management company and a development company to provide property management, advisory and development services, respectively, to us under agreements that expire in May 2000 and are renewable annually thereafter. Each of these companies is an affiliate of Westfield Holdings Limited, an Australian public company ("WHL" and together with its subsidiaries "Holdings").

  In order to satisfy requirements of the Internal Revenue Code applicable to REITs, we must distribute to our Shareholders 95% of our REIT taxable income and meet certain other requirements. We will make, at a minimum, distributions to our Shareholders sufficient to satisfy the distribution requirements of the Internal Revenue Code.

  Our common shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "WEA". Our principal executive offices are located at 11601 Wilshire Boulevard, 12th Floor, Los Angeles, California 90025; (310) 478-4456.

                                  RISK FACTORS

  Prospective investors should carefully consider, among other factors, the risk factors we have disclosed in the Company's filings under the Securities Exchange Act of 1934.

                                USE OF PROCEEDS

  We will receive the net proceeds from any sale of our shares of common stock, par value $.01 ("Common Shares") purchased by American Stock Transfer & Trust Company (the "Agent") directly from us. We are required by the terms of the limited partnership agreement of the Operating Partnership to contribute the net proceeds from any sale of Common Shares to the Operating Partnership in exchange for partnership common units in the Operating Partnership. The Operating Partnership intends to use such net proceeds for general partnership purposes, including, without limitation, working capital, capital expenditures, investments in or loans to subsidiaries, the repayment or refinancing of debt, possible future acquisitions or the satisfaction of other obligations. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of net proceeds will depend upon the funding requirements of the Operating Partnership and its subsidiaries and the availability of other funds.

  We will not receive any proceeds from purchases of Common Shares by the Agent in the open market or in negotiated transactions with third parties.

                            DESCRIPTION OF THE PLAN

  The following questions and answers describe the provisions of the Company's Distribution Reinvestment Plan (the "Plan"). Those holders of our Common Shares ("Shareholders"), holders ("Preferred Shareholders") of the Company's Preferred Shares, par value $1.00 ("Preferred Shares") and holders ("Unitholders") of Investor Unit Rights of the Operating Partnership ("Units") who are not participants in the Plan will continue to receive cash distributions, as usual, if and when authorized and declared.

  PURPOSES AND ADVANTAGES

  1. WHAT IS THE PURPOSE OF THE PLAN?

  The purpose of the Plan is to provide owners of Common Shares, Preferred Shares and/or Units with a simple, convenient and economical way to buy new Common Shares with reinvested cash distributions. As of December 9, 1998, there were 978,189 outstanding Units.

  The Plan may also provide the Operating Partnership with a source of funds, since the Common Shares acquired under the Plan may be purchased from us and the proceeds invested in the Operating Partnership. See "Use of Proceeds." We will not receive any proceeds from the purchase of Common Shares by the Agent, as plan administrator, in the open market or through negotiated transactions with third parties.

  2. HOW MAY SHAREHOLDERS, PREFERRED SHAREHOLDERS AND UNITHOLDERS OF RECORD PURCHASE COMMON SHARES UNDER THE PLAN?

  Shareholders, and Preferred Shareholders and Unitholders to the extent provided for by the Company, of record may have cash distributions on all or a portion of their Common Shares, Preferred Shares or Units, registered in their names automatically reinvested in Common Shares. Beneficial owners of Common Shares registered in the name of a broker, bank or other nominee may participate in the Plan either by having Common Shares transferred into their own names or by making appropriate arrangements with their nominee record holder to participate on their behalf (see Question 5). Beneficial owners who participate in the Plan through their nominee may be subject to fees, from their nominee, that could be deducted from the amount they invest through the Plan.

  3. WHAT ARE SOME OF THE ADVANTAGES AND DISADVANTAGES OF PARTICIPATION IN THE PLAN?

  The advantages of the Plan are:

  . there are no fees or brokerage commissions on purchases of Common Shares, by registered Shareholders, Preferred Shareholders or Unitholders of record, directly from us;

  . the price you pay for Common Shares purchased with reinvested distributions will vary between 0% and 5% below the prevailing market price; we currently estimate a 2% discount initially;

  . the automatic reinvestment of cash distributions can help you add to your investment over time in a systematic fashion;

  .  keeping track of your account and entering into new transactions is easy;

  . you can purchase fractional Common Shares under the Plan. This enables you to fully reinvest your cash distributions. Distributions will be paid on the fractional shares, which too can be reinvested; and

  . you don't have to worry about the certificates for your shares issued under the Plan being lost or stolen, or wonder where they are located.

  The disadvantages of the Plan are:

  . neither we nor the Agent will pay any interest on money held on behalf of a plan participant pending reinvestment;

  . the Agent, not the participant, determines the timing of investments;

  . the purchase price for Common Shares may under certain circumstances be greater than that which would have been obtained by a purchase through a broker;

  . the actual number of shares acquired by a participant will remain unknown until after the Agent purchases the Common Shares;

  . participants in the Plan will generally be treated as having received distribution income on the distribution payment date (the "Distribution Payment Date") equal to the value of the Common Shares received on that date, as well as any cash distribution they receive, for Federal income tax purposes; such distribution will generally give rise to a tax liability notwithstanding the fact that participants received Common Shares in lieu of cash. See "Federal Income Tax Consequences;"

  . a participant bears the risk of loss and the benefits of gain from market price changes for all of a participant's Common Shares. NEITHER WE NOR THE AGENT CAN GUARANTEE THAT COMMON SHARES PURCHASED UNDER THE PLAN WILL, AT ANY PARTICULAR TIME, BE WORTH MORE OR LESS THAN THEIR PURCHASE PRICE; and

  . Common Shares purchased through the Plan from distributions on Preferred
    Shares or Units will be subject to a thirty day holding period during which they may not be sold, transferred or certificated.

  . We, in our sole and absolute discretion, without prior written notice to participants, may change our determination as to whether Common Shares will be purchased by the Agent directly from us or through open market or privately negotiated purchases. We expect that Common Shares purchased under the Plan in the open market or in privately negotiated purchases will not be available at a discount to the prevailing market price. We may also, at any time and without prior notice to participants, lower or eliminate the discount rate to prevailing market price on Common Shares to be purchased directly from us.

  . In addition to any other taxes, fees, or expenses, the Agent will charge a $10.00 service fee on any sale of Common Shares through the Agent, including a sale of a fractional share on termination of a participant's plan account.

  ELIGIBILITY AND PARTICIPATION

  4. WHO IS ELIGIBLE TO BECOME A PARTICIPANT?

  You are eligible to participate if you are a holder of record of Common Shares, Preferred Shares or Units.

  If your Common Shares are registered in some other person's name (for instance, in the name of a broker, bank nominee or other record holder), then, to enroll in the Plan, you must either:

  . arrange participation through that other person, or

  . have your shares transferred into your own name.

  We can refuse to permit a broker, bank nominee or other record holder to participate in the Plan if such participation would in our judgment result in excessive cost or burden to us.

  Foreign citizens and foreign residents should make certain that their participation will not violate or create undue burden under the laws of their country, including laws regarding:

  .  taxes,

  .  currency and exchange controls,

  .  share registration, or

  .  foreign investments.

  5. HOW DOES AN ELIGIBLE PERSON BECOME A PARTICIPANT?

  An eligible person may elect to become a participant in the Plan at any time, subject to our right to modify, suspend, terminate or refuse participation in the Plan. To become a participant, complete the enrollment form enclosed with this Prospectus and mail it to the Agent in care of American Stock Transfer & Trust Company, Distribution Reinvestment, 40 Wall Street, New York, New York 10005. Additional enrollment forms may be requested by calling, toll free, 1-800-278-4353. The submission deadline for enrollment forms is 5:00 p.m.
New York City time on the Trading Day immediately preceding the record date for the relevant distribution payment. A "Trading Day" means a day on which the NYSE is open for business. We may, in our sole and absolute discretion, waive the submission deadline with respect to receipt of any particular enrollment form.

  In addition, a broker, bank or other nominee or trustee, all of whose Common Shares are beneficially owned by others, who desires to participate in the Plan on behalf of such beneficial owners, may participate in the Plan, subject to our right to modify, suspend, terminate or refuse participation in the Plan.

  Beneficial owners desiring to participate in the Plan should contact the holder of record who holds Common Shares on behalf of such beneficial owners.

  We may in our sole and absolute discretion establish other or additional requirements that apply to participants who desire to participate in the Plan on behalf of beneficial owners.

  If a beneficial owner chooses to participate through a nominee record holder, the Agent and the Company shall treat the nominee record holder as the participant, and the beneficial owner shall have no direct rights as a participant under the Plan. Beneficial owners who participate through a nominee record holder must verify for themselves the extent to which their broker, bank or other nominee will provide all of the services and features of the Plan directly to them. Such beneficial owners must rely upon their broker, bank or nominee for administering the beneficial owner's distributions and must correspond exclusively with the broker, bank or nominee on all matters regarding the Plan, including account statements, share withdrawal and termination of participation in the Plan. The Agent will have no record of the participation in the Plan by beneficial owners with respect to Common Shares registered in a name other than their own.

  6. WHAT DOES THE ENROLLMENT FORM PROVIDE?

  The enrollment form authorizes the Agent to apply any distributions on Common Shares, Preferred Shares and/or Units registered in the participant's name to the purchase of full and fractional Common Shares for the participant's account under the Plan. The enrollment form offers two reinvestment options:

  (1) Full Distribution Reinvestment. To reinvest automatically all cash distributions on all Common Shares, Preferred Shares and/or Units registered in the participant's name to be applied to the purchase of Common Shares.

  (2) Partial Distribution Reinvestment. To reinvest automatically only the cash distributions paid on a specified number of Common Shares, Preferred Shares and/or Units registered in the participant's name, to be applied to the purchase of Common Shares, and to receive distributions on any remaining Common Shares, Preferred Shares and Units in cash.

  A participant may change his or her election by completing and signing a new enrollment form and returning it to the Agent. Any election or change of election concerning the reinvestment of distributions must be received by the Agent by the relevant submission deadline, unless we waive the submission deadline, in order for the election or change to become effective with that distribution.

  If a participant signs and returns an enrollment form without checking a desired option, or checks a partial distribution reinvestment option without specifying a number of Common Shares, Preferred Shares and/or Units, the participant will be deemed to have selected the full distribution reinvestment option.

  REGARDLESS OF WHICH METHOD OF PARTICIPATION IS SELECTED, ALL CASH DISTRIBUTIONS PAID ON COMMON SHARES PURCHASED PURSUANT TO THE PLAN WILL BE REINVESTED AUTOMATICALLY.

  REINVESTMENT OF DISTRIBUTIONS

  7. WHEN WILL DISTRIBUTIONS BE REINVESTED?

  If a properly completed enrollment form specifying "full distribution reinvestment" or "partial distribution reinvestment" is received by the Agent by the submission deadline established for a particular distribution payment, (or we in our discretion waive such deadline) reinvestment of distributions will begin with that distribution payment. If the enrollment form is received after the submission deadline established for a particular distribution payment, and we do not waive the deadline, that distribution will be paid in cash and reinvestment of distributions will not begin until the next succeeding distribution payment. In the past year, quarterly distribution record and payment dates for the Common Shares, Preferred Shares and Units have occurred on the following dates:

RECORD DATE                                                     PAYMENT DATE
-----------                                                     ------------
September 30, 1998............................................. October 30, 1998
June 30, 1998.................................................. July 30, 1998
March 31, 1998................................................. April 30, 1998
December 31, 1997.............................................. January 30, 1998

  Inquiries regarding upcoming quarterly distribution record and payment dates for the Common Shares, Preferred Shares and Units should be directed to the Agent at 1-800-278-4353.

  8. WHAT LIMITATIONS APPLY TO REINVESTMENT OF DISTRIBUTIONS?

  In order to comply with the requirements for qualification as a REIT specified by the Internal Revenue Code, our Third Amended and Restated Articles of Incorporation (our "Articles of Incorporation") place limits on ownership of our capital stock, including the Common Shares. No individual (other than Frank
P. Lowy and members of the Lowy Family) may own directly or constructively more than 5.5%, by value, of our outstanding capital stock. (The Lowy Family is limited to an aggregate ownership of 26% of our outstanding capital stock.) The Internal Revenue Code's rules regarding constructive ownership are broad and complex and may cause capital stock owned directly or constructively by a group of related entities to be constructively owned by one entity.

  In the event of a transfer of our capital stock, including an attempted purchase of Common Shares via the Plan, that would violate the ownership restrictions, we may (i) treat the transfer as void; and/or (ii) transfer the Common Shares to a trust for the benefit of one or more charitable organizations. In the latter case, the original intended transferee would have a right to share in the proceeds of a sale by the trust of the shares involved, but only to the extent of their purchase price for such shares. The intended transferee would have no other rights with respect to such shares.

  PURCHASES

  9. WHAT IS THE SOURCE OF COMMON SHARES PURCHASED UNDER THE PLAN?

  Purchases of Common Shares by the Agent for the Plan may be made, at our option, either (i) directly from us out of our authorized but unissued Common Shares or, if available, treasury Common Shares, or (ii) in the open market or in negotiated transactions with third parties. Initially, we anticipate that the Common Shares will be purchased by the Agent for the Plan directly from us, but this may change from time to time.

  10. WHEN WILL COMMON SHARES BE PURCHASED FOR A PARTICIPANT'S ACCOUNT?

  Purchases of Common Shares directly from us will be made on the relevant Distribution Payment Date. Purchases in the open market will begin on the relevant Distribution Payment Date and will be completed no later than 30 days after that date, except where completion at a later date is necessary or advisable under any applicable securities laws or regulations. The exact timing of open market purchases, including determining the number of Common Shares, if any, to be purchased on any day or at any time on that day, the prices paid for those Common Shares, the markets on which the purchases are made and the persons (including brokers and dealers) from or through which the purchases are made, will be determined by the Agent or the broker selected by it for that purpose. Neither we, the Operating Partnership nor the Agent will be liable when conditions, including compliance with the rules and regulations of the SEC, prevent the purchase of Common Shares or interfere with the timing of purchases.

  Notwithstanding the above, funds will be distributed, without interest, to participants if not used to purchase Common Shares within 30 days of the Distribution Payment Date. In making purchases for a participant's account, the Agent may commingle the participant's funds with those of other participants in the Plan.

  11. WHAT IS THE PURCHASE PRICE OF COMMON SHARES PURCHASED BY PARTICIPANTS UNDER THE PLAN?

  The price of Common Shares purchased by the Agent directly from us under the Plan will be the average, calculated to four decimal places, of the closing price of the Common Shares on the NYSE for the five Trading Days prior to the relevant Distribution Payment Date discounted by the "Discount Rate." The Discount Rate will range from 0% to 5% as determined by us no later than three Trading Days prior to the relevant Distribution Payment Date. We currently intend to set the Discount Rate at 2%. The Discount Rate is subject to change for future distribution reinvestments, or complete discontinuance at our discretion, without prior notice to the participants after a review of current market conditions, the level of participation in the Plan and our projected capital needs. Participants may obtain the applicable Discount Rate by telephoning the Agent at (800) 278-4353 no earlier than three Trading Days prior to the Distribution Payment Date. The Discount Rate will only be in effect for purchases of Common Shares directly from us; if we elect to purchase the Common Shares in the open market or in privately negotiated transactions, the Discount Rate will not be applied to such purchases for the participant's account.

  NOTWITHSTANDING ANYTHING ELSE IN THIS PROSPECTUS OR ANY DOCUMENT THAT THIS PROSPECTUS INCORPORATES BY REFERENCE, UNDER NO CIRCUMSTANCES WILL THE PRICE OF COMMON SHARES PURCHASED FROM US PURSUANT TO THE PLAN BE AT A PRICE LESS THAN 95% OF THE CLOSING PRICE OF THE COMMON SHARES ON THE NYSE ON THE DISTRIBUTION PAYMENT DATE (THE "MINIMUM PURCHASE PRICE"). IF THE METHODS BY WHICH THE AGENT CALCULATES THE PURCHASE PRICE FOR ANY COMMON SHARES TO BE PURCHASED PURSUANT TO THE PLAN WOULD RESULT IN A PRICE LOWER THAN THE MINIMUM PURCHASE PRICE, THE PURCHASE PRICE FOR THOSE SHARES SHALL BE THE MINIMUM PURCHASE PRICE.

  We may change our determination that the Agent will purchase Common Shares directly from us and instead determine that the Agent will purchase Common Shares in the open market or in negotiated transactions, without prior notice to participants. The price of Common Shares purchased in the open market or in negotiated transactions with third parties with reinvested cash distributions will be the weighted-average cost for all Common Shares so purchased under the Plan in connection with the relevant Distribution Payment Date.

  12. HOW MANY COMMON SHARES WILL BE PURCHASED FOR A PARTICIPANT?

  The number of Common Shares to be purchased for a participant's account as of any Distribution Payment Date will be equal to the dollar amounts to be invested for the participant divided by the applicable purchase prices, computed to the third decimal place. For a participant who has elected to reinvest distributions on Common Shares, Preferred Shares and/or Units registered in the participant's name, the dollar amounts to be invested as of any Distribution Payment Date will be (1) the distribution on all or the specified number of Common Shares, Preferred Shares and/or Units registered in the participant's own name and (2) the distribution on all Common Shares (including fractional shares) previously credited to the participant's plan account.

  The amount of distributions to be reinvested for each participant will be reduced by any amount we are required to deduct or withhold in respect of the distribution received, or considered to be received, by such participant.

  PLAN ADMINISTRATION

  13. WHO ADMINISTERS THE PLAN?

  American Stock Transfer & Trust Company, as Agent for plan participants, administers the Plan, keeps records, sends statements of account to participants, provides safekeeping for the Common Shares and performs other duties relating to the Plan. We pay all costs of administering the Plan. Common Shares purchased from us under the Plan are issued in the name of the Agent or its nominee, as agent for the participants in the Plan.

  The following address may be used to obtain information about the Plan:

                    American Stock Transfer & Trust Company
                        Attention: Dividend Reinvestment
                                 40 Wall Street
                               New York, NY 10005

  Be sure to mention Westfield America, Inc., and, if you are already a plan participant, your account number(s) in any correspondence.

  14. WHAT REPORTS ARE SENT TO PARTICIPANTS IN THE PLAN?

  After an investment is made for a participant's plan account, the participant will be sent a statement which will provide a record of the costs of the Common Shares purchased for that account, the purchase date and the number of Common Shares in that account. These statements should be retained for income tax purposes. In addition, each participant will be sent information which is provided to Shareholders, including our annual report, notice of annual meeting and proxy statement and income tax information for reporting distributions received.

  All reports and notices from the Agent to a participant will be addressed to the participant's last known address. Participants should notify the Agent promptly in writing of any change of address.

  15. WHAT IS OUR RESPONSIBILITY AND THAT OF THE AGENT UNDER THE PLAN?

  We and the Agent, in administering the Plan, are not liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability (1) with respect to the prices and times at which Common Shares are purchased or sold for a participant, (2) with respect to any fluctuation in market value before or after any purchase or sale of Common Shares or (3) arising out of any failure to terminate a participant's account upon that participant's death prior to receipt by the Agent of notice in writing of the death. Neither we nor the Agent can provide any assurance of a profit, or protect a participant from a loss, on Common Shares purchased under the Plan. These limitations of liability do not affect any liabilities arising under the Federal securities laws, including the Securities Act.

  The Agent may resign as administrator of the Plan at any time, in which case we will appoint a successor administrator. In addition, we may replace the Agent with a successor administrator at any time.

  COMMON SHARE CERTIFICATES

  16. ARE CERTIFICATES ISSUED TO PARTICIPANTS FOR COMMON SHARES PURCHASED UNDER THE PLAN?

  A certificate for any number of whole Common Shares purchased by a participant under the Plan or deposited with the Agent for safe-keeping will be issued to the participant upon written request by the participant to the Agent. These requests will be handled by the Agent, normally within two weeks, at no charge to the participant. Any remaining whole Common Shares and any fractional Common Shares will continue to be held in the participant's plan account. Although fractional shares are accounted for, certificates for fractional Common Shares will not be issued under any circumstances.

  17. WHAT IS THE EFFECT ON A PARTICIPANT'S PLAN ACCOUNT IF A PARTICIPANT REQUESTS A CERTIFICATE FOR WHOLE COMMON SHARES HELD IN THE ACCOUNT?

  If a participant requests a certificate for whole Common Shares held in his or her account, distributions on those shares will continue to be reinvested under the Plan in the same manner as prior to the request so long as the shares represented by the certificates remain registered in the participant's name. If a participant disposes of all Common Shares, Preferred Shares or Units registered in their name on the books of the Company or Operating Partnership, as applicable, but does not give notice of termination under the Plan, the Agent will continue to reinvest the distributions on the Common Shares until otherwise directed.

  18. MAY COMMON SHARES HELD IN CERTIFICATE FORM BE DEPOSITED IN A PARTICIPANT'S PLAN ACCOUNT?

  Yes, whether or not the participant has previously authorized reinvestment of distributions, certificates registered in the participant's name may be surrendered to the Agent for deposit in the participant's plan account. There is no charge for such deposits. All distributions on any Common Shares evidenced by certificates deposited in accordance with the Plan will automatically be reinvested. The participant should contact the Agent for the proper procedure to deposit certificates.

  WITHDRAWAL FROM THE PLAN

  19. MAY A PARTICIPANT WITHDRAW FROM THE PLAN?

  Yes, a participant withdraws from the plan by either:

  . providing written notice instructing the Agent to terminate the participant's plan account; or

  . changing residence to a state in which the Common Shares offered pursuant to the Plan are not registered or exempt from registration under applicable securities laws, in which case the Company will deem the participant's plan account terminated.

  20. WHAT HAPPENS WHEN A PARTICIPANT TERMINATES AN ACCOUNT?

  If a participant's notice of termination is received by the Agent at least one Trading Day prior to the record date for the next distribution payment, reinvestment of distributions will cease as of the date the notice of termination is received by the Agent. If the notice of termination is received later than one Trading Day prior to the record date for a distribution payment, the termination may not become effective until after the reinvestment of any distributions paid on that Distribution Payment Date.

  As soon as practicable after notice of termination is received, the Agent will send to the participant (i) a certificate evidencing all whole Common Shares held in the account and (ii) a check representing the value of any fractional Common Share (determined by reference to the closing price of a Common Share on the NYSE on the date termination is effective) held in the account less any taxes, fees, expenses or service charges associated with the sale of that fractional Common Share. After an account is terminated, all distributions for the terminated account will be paid to the participant subject to any re-election by the participant to participate in the Plan.

  When terminating an account, the participant may request that all Common Shares, both whole and fractional, held in the plan account be sold, or that certain of the Common Shares be sold and a certificate be issued for the remaining whole Common Shares. The Agent will remit to the participant the proceeds of any sale of Common Shares, less any related trading fees, transfer tax, other fees incurred by the Agent and a $10 service charge allocable to the sale of those Common Shares.

  21. WHEN MAY A FORMER PARTICIPANT RE-ELECT TO PARTICIPATE IN THE PLAN?

  Generally, any former participant may re-elect to participate at any time. However, the Agent reserves the right to reject any enrollment form on the grounds of excessive joining and withdrawing. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

  SALE OF COMMON SHARES

  22. MAY A PARTICIPANT REQUEST THAT COMMON SHARES HELD IN A PLAN ACCOUNT BE
      SOLD?

  Yes, a participant may request that all or any number of Common Shares held in a plan account be sold, either when an account is being terminated, as described in Question 20 or without terminating the account. However, fractional Common Shares will not be sold unless all Common Shares held in the account are sold.

  Within seven days after receipt of a participant's written request to sell Common

Shares held in a plan account, the Agent will place a sell order through a broker or dealer designated by the Agent. The participant will receive the proceeds of the sale, less any trading fees, withholding tax, transfer tax, other fees incurred by the Agent and a $10 service charge allocable to the sale of those shares. No participant will have the authority or power to direct the date or price at which Common Shares may be sold. Proceeds of the sale will be forwarded by the Agent to the participant within 30 days after receipt of the participant's request to sell. If after taking into account all taxes, fees, expenses and charges, there are no proceeds from a sale, the Agent shall so notify the selling Participant.

  The Agent may, at its discretion, aggregate and sell a participant's whole and fractional shares with those of other participants. The proceeds to such participant, in each case, will be the average sales price per share of all shares so aggregated and sold multiplied by the number of whole and fractional Common Shares sold by the participant, less the participant's pro rata share of any brokerage commissions, withholding taxes, transfer taxes and other costs of sale.

  OTHER INFORMATION

  23. MAY COMMON SHARES HELD IN THE PLAN BE PLEDGED OR TRANSFERRED?

  Common Shares held in the Plan may not be pledged, sold or otherwise transferred, except in accordance with question 22, and any such purported pledge, sale or transfer will be void. A participant who wishes to pledge, sell or transfer Common Shares in a manner other than as specified in question 22 must request that those shares first be withdrawn from the Plan.

  24. WHAT HAPPENS IF WE MAKE A DISTRIBUTION OF SHARES OR SPLIT OUR SHARES?

  If there is a distribution payable in Common Shares or a Common Share split, the Agent will receive and credit to the participant's plan account the applicable number of whole and/or fractional Common Shares based on the number of Common Shares held in the participant's plan account.

  25. WHAT HAPPENS IF WE HAVE A RIGHTS OFFERING?

  If we have a rights offering in which separately tradable and exercisable rights are issued to registered holders of our Common Shares, the rights attributable to whole Common Shares held in a participant's plan account will be transferred to the plan participant as promptly as practicable after the rights are issued.

  26. HOW ARE THE PARTICIPANT'S COMMON SHARES VOTED AT SHAREHOLDER MEETINGS?

  Common Shares held for a participant in the Plan will be voted at Shareholder meetings as that participant directs by proxy. We will send participants proxy materials. Common Shares held in a participant's plan account may also be voted in person at the meeting.

  27. MAY THE PLAN BE SUSPENDED OR TERMINATED?

  While we expect to continue the Plan indefinitely, we may suspend or terminate the Plan at any time. We also reserve the right to suspend, terminate or refuse participation in the Plan to any person at any time for any reason (including without limitation excessive trading of the Common Shares). In particular, we may suspend, terminate or refuse participation in the Plan to any person at any time, if participation, or any increase in the number of Common Shares held by that person, would, in our opinion, jeopardize our status as a REIT.

  28. MAY THE PLAN BE AMENDED?

  We may amend or supplement the Plan at any time, including the period between a distribution record date and the related Distribution Payment Date. Notice of any amendments will be sent to Participants as soon as practicable after the Company amends the Plan. The amendment or supplement will be deemed to be accepted by a participant unless, prior to the effective date thereof, the Agent receives written notice of the termination of a participant's plan account. Any amendment may include an appointment by the Agent or by us of a successor bank or agent, in which event we are authorized to pay that successor bank or agent for the account of the participant all distributions payable on Common Shares held by the participant for application by that successor bank or agent as provided in the Plan.

  29. WHAT HAPPENS IF THE PLAN IS TERMINATED?

  If the Plan is terminated, each participant will receive (i) a certificate for all whole Common Shares held in the participant's plan account and (ii) a check representing the value of any fractional Common Share (determined by reference to the closing price for a Common Share on the NYSE on the date of the termination of the Plan) and any uninvested distributions held in the participant's plan account, less the participant's share of any related expenses. The Agent's $10 service charge will be waived if the Plan is terminated.

  30. WHO INTERPRETS AND REGULATES THE PLAN?

  We are authorized to issue such interpretations, adopt such regulations and take such action as we may deem reasonably necessary to effectuate the Plan. Any action we or the Agent take to effectuate the Plan in the good faith exercise of judgment will be binding on participants.

  31. WHAT LAW GOVERNS THE PLAN?

  The terms and conditions of the Plan and its operation will be governed by the laws of the State of New York.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of material Federal income tax considerations regarding an investment in the Common Shares is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or except to the extent discussed under "--Taxation of Tax-Exempt Shareholders" and "--Taxation of Foreign Shareholders," to certain types of investors (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) that are subject to special treatment under the Federal income tax laws nor does it give a detailed discussion of any state, local or foreign tax considerations. For purposes of this discussion, the term "Shareholders" means any person who purchases Common Shares under the Plan.

  EACH PROSPECTIVE PURCHASER SHOULD CONSULT WITH A TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON SHARES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST INCLUDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

  General

  The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the provisions of the Code that govern the Federal income tax treatment of a REIT and its Shareholders. This summary is based on, and qualified in its entirety by, current U.S. law, including the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change which may apply retroactively.

  Opinion of Counsel

  The Company elected to be taxed as a REIT under the Code, commencing with its taxable year ending December 31, 1994, and the Company intends to continue to operate in a manner consistent with such election and all rules with which a REIT must comply. Skadden, Arps, Slate, Meagher & Flom LLP has issued its opinion that, commencing with the Company's taxable year ended December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT and its planned method of operation, and its actual method of operation from February 12, 1994, will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

  The foregoing opinion is based and conditioned upon certain assumptions and representations made by the Company as of the date thereof regarding factual matters. The opinion is expressed as of May 21, 1997, and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise holders of the Common Shares of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. The Company's qualification as a REIT depends on the qualification of Westland Properties, Inc. ("WPI") during the period that WPI was not wholly owned by the Company. Moreover, such qualification and taxation as a REIT depends upon the Company having met and continuing to meet through, among other things, actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year have satisfied or will satisfy such requirements. See "--Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the Company's eligibility for taxation as a REIT.

  Taxation of the Company

  If the Company continues to qualify for taxation as a REIT, it generally will not be subject to Federal corporate income tax on its net income that is currently distributed to Shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and Shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to Federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than certain foreclosure property, held primarily for sale to customers in the ordinary course of business), such net income will be subject to a 100% tax. Fourth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (ii) a fraction intended to reflect the Company's profitability. Fifth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than certain long-term capital gain net income which the Company elects to retain and pay tax on), and (iii) any undistributed taxable income from prior periods, the Company would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Sixth, if during the ten-year period beginning on the first day of the first taxable year for which the Company qualified as a REIT (the "Recognition Period"), the Company recognizes gain on the disposition of any property (including any partnership interest) held by the Company or any partnership in which an interest was held as of the beginning of such Recognition Period, then, to the extent of the excess of (i) the fair market value of such property as of the beginning of such Recognition Period over (ii) the adjusted tax basis of the Company or the partnerships in such property as of the beginning of such Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest corporate tax rate pursuant to IRS regulations that have not yet been promulgated. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate level tax) in a transaction in which the adjusted tax basis of the asset in the hands of the Company is determined by reference to the adjusted tax basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain, such gains will be subject to tax at the highest regular corporate tax rate pursuant to IRS regulations that have not yet been promulgated.

  The results described above with respect to the recognition of Built-in Gain upon the acquisition of assets from a C corporation assume that the Company will make an election pursuant to IRS Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's 1999 Federal Budget Proposal. In addition, the Company could also be subject to tax in certain situations and on certain transactions not presently contemplated.

  Requirements for Qualification

  The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons;
(vi) in which not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status; (viii) that uses a calendar year for Federal income tax purposes and complies with the record keeping requirements of the Code and Treasury Regulations promulgated thereunder; and
(ix) which meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (i) through (iv) must be met during the entire taxable year, that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than

12 months, and that condition (vi) must be met during the last half of each taxable year. The Company believes that it satisfies all of the conditions set forth above. In order to comply with the share ownership tests described in conditions (v) and (vi) above, the Articles provide certain restrictions on the transfer of its capital stock to prevent concentration of stock ownership. These restrictions may not ensure that the Company will, in all cases, be able to satisfy the share ownership tests set forth above. If a REIT complies with all the requirements for ascertaining the ownership of its outstanding stock in a taxable year and does not know or have reason to know that it violated the share ownership tests set forth above, the REIT will be deemed to have complied with such tests for such taxable year.

  To monitor the Company's compliance with the share ownership requirements, the Company is required to maintain records regarding the actual ownership of its shares. To do so, the Company must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT distributions). A list of those persons failing or refusing to comply with this demand must be maintained as part of the Company's records. A Shareholder who fails or refuses to comply with the demand must submit a statement with its U.S. Federal income tax return disclosing the actual ownership of the shares and certain other information. The Company will not incur a penalty for failure to comply with the foregoing requirements to the extent that such failure is due to reasonable cause and not to willful neglect on the part of the Company.

  Ownership of Partnership Interests

  In the case of a REIT that is a partner in a partnership, regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the REIT requirements described herein. A summary of certain rules governing the Federal income taxation of partnerships and their partners is provided below in "--Tax Aspects of the Company's Investments in Partnerships."

  Income Tests

  In order to maintain qualification as a REIT, the Company annually must satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and interest on obligations secured by mortgages on real property or on interest in real property, and distributions or other distributions on a gain from the sale of stock in other REITs) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from other distributions, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Income earned on liability hedges against the Company's indebtedness, such as option, futures, and forward contracts will qualify for the 95% test (but not the 75% test). In certain cases, Treasury Regulations treat a variable rate and/or foreign currency debt instrument and a liability and/or currency hedge as a synthetic debt instrument for all purposes of the Code. If a hedge entered into by the Company is subject to these Treasury Regulations, income earned on the hedge will operate to reduce its interest expense, and, therefore such income will not affect the Company's compliance with either the 75% or 95% tests.

  Rents received by the Company from the tenants of real property owned directly, through partnerships in which it has a direct or indirect ownership interest (collectively, the "Partnerships"), or through its wholly-owned subsidiary corporations ("qualified REIT subsidiaries," as described below) will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, the Company (or its affiliates) are permitted to, and do directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, the Company (or its affiliates) may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Because certain properties are managed by third parties, the ability to treat amounts from such property as "rents from real property" will be dependent on the actions of others and will not be within the control of the Company. In addition, the Company generally may not and will not charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of the tenant's gross receipts or sales). Finally, rents derived from tenants that are at least 10% owned, directly or constructively, by the Company do not qualify as "rents from real property" for purposes of the gross income requirements. While the Company regularly attempts to monitor such requirements and diligently attempts to comply with them, no assurance can be given that the Company will not realize income that does not qualify as "rents from real property," and that such amounts, when combined with other nonqualifying income, may exceed 5% of the Company's taxable income and thus disqualify the Company as a REIT.

  The Company has derived and continues to derive income from certain sources that are not described above and that generally do not constitute qualifying income for purposes of the gross income requirements. While no assurance can be given that the IRS would not successfully assert otherwise, the Company believes that the aggregate amount of such income in any taxable year will not exceed the limits on nonqualifying income under the gross income tests.

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above, even where these relief provisions apply, a tax is imposed with respect to the excess of the actual amount of nonqualifying income over the amount permitted under the gross income tests.

  Asset Tests

  The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Partnerships), stock in other REITs, stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and U.S. government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

  The Company's indirect interests in certain of the Partnerships and certain properties are held through wholly-owned corporate subsidiaries of the Company organized and operated as "qualified REIT subsidiaries" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for Federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of the Company. Each qualified REIT subsidiary therefore will not be subject to Federal corporate income taxation, although it may be subject to state or local taxation.

  In addition, the Company's ownership of stock of each qualified REIT subsidiary and its interest in the Partnerships do not violate either the 5% value restriction or the restriction against ownership of more than 10% of the voting securities of any issuer. Similarly, the ownership by the Company of any other REIT will not violate these restrictions.

  If the Company should fail to satisfy the asset test at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter and
(ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market value of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If the condition described in clause (ii) of the preceding sentence ware not satisfied, the Company still could avoid disqualification by eliminating, any discrepancy within 30 days after the close of the calendar quarter in which it arose.

  Annual Distribution Requirements

  In order to-qualify as a REIT, the Company is required to make distributions (other than capital gain distributions) to its Shareholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the distributions paid deduction and the Company's net capital gain to the extent designated as a capital gain distribution) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid with or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at the capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain income for such year (other than certain long-term capital gains income which the Company elects to retain and pay tax
on), and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company believes that it has made, and the Company intends to continue to make, timely distributions sufficient to satisfy this annual distribution requirement.

  It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at the Company's REIT taxable income. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings (on terms that may not be favorable to the Company) or to pay distributions in the form of taxable distributions of property.

  Under certain circumstances, the Code permits the Company to rectify a failure to meet the distribution requirement for a year by paying "deficiency distributions" to Shareholders in a later year, which may be included in the Company's deduction for distributions paid for the earlier year. Thus, the Company may avoid being taxed on amounts distributed as deficiency distributions. The Company would, however, be required to pay interest based on the amount of any deduction taken for deficiency distributions.

  Absence of Earnings and Profits

  The Code provides that, in the case of a corporation such as the Company that was formerly a taxable C corporation and in the case of a corporation that is acquired by the Company, the Company may qualify as a REIT for a taxable year only if, as of the close of the such year, it has no "earnings and profits" accumulated in any non-REIT year. The Company and its former owners retained independent certified public accountants to determine the Company's earnings and profits as of February 11, 1994 (and December 31, 1994) for purposes of the distribution requirement. The determination by the independent certified public accountants that the Company had no non-REIT earnings and profits was based upon the Company's tax returns as filed with the IRS and other assumptions and qualifications set forth in the reports issued by such accountants. The Company also believes it has satisfied this requirement with respect to each corporation that has been acquired.

  Any adjustments to the Company's taxable income for taxable years ending on or before the effective date of its REIT election, including as a result of an examination of its returns by the IRS, could affect the calculation of its earnings and profits as of the appropriate measurement date. Furthermore, the determination of earnings and profits requires the resolution of certain technical tax issues with respect to which there is no authority directly on point and, consequently, the proper treatment of these issues for earnings and profits purposes is not free from doubt. There can be no assurance that the IRS will not examine the tax returns of the Company for prior years and propose adjustments to increase its taxable income. In this regard, the IRS can consider all taxable years of a corporation as open for review for purposes of determining the amount of such earnings and profits.

  Failure to Qualify

  If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to Shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to Shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the distributions received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. In addition, a recent Federal budget proposal contains language which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT and thus would effectively preclude the Company from re-electing REIT status following a termination of its REIT qualification.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

  General

  Substantially all of the Company's investments are held indirectly through partnerships (including LLCs treated as partnerships for Federal income tax purposes). In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income.

  Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by such partnerships. See "--Taxation of the Company--Ownership of Partnership Interests."

  Entity Classification

  The Company's direct and indirect investment in partnerships (including LLCs treated as partnerships for Federal income tax purposes) involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the partnerships as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes which are not classified under the "Check-The-Box Regulations." lf certain of these entities were treated as an association for Federal income tax purposes, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which could preclude the

Company from satisfying the asset tests and/or the income tests (see "-- Taxation of the Company--Asset Tests" and "--Taxation of the Company--Income Tests"), and in turn could prevent the Company from qualifying as a REIT. See "--Taxation of the Company--Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, any change in the status of any of the partnerships for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distributions.

  Tax Allocations with Respect to the Properties

  Pursuant to the Code and the regulations thereunder, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury regulations provide for a similar allocation of such items to the other partners. These rules would apply to the contribution by the Company to an existing partnership of the cash proceeds received in any offerings of its stock.

  With respect to any property purchased or to be purchased by any of the partnerships (other than through the issuance of partnership units), such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

  Sale of the Properties

  The Company's share of any gain realized by any partnership in which it holds a direct or indirect interest on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Requirements for Qualification--Income Tests." Such prohibited transaction income may also have an adverse effect on the Company's ability to satisfy the income tests for status as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Company intends to hold its interests in the subject partnerships, and such partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with the Company's investment objectives. Accordingly, the Company believes that its interests in the subject partnerships, and such partnerships' interests in the properties will not be treated as inventory or as property held primarily for sale to customers in the ordinary course of a trade or business.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

  As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic Shareholders out of current or accumulated earnings and profits (and not designated as capital gain distributions or retained net long-term capital gains) will be taken into account by them as ordinary income and will not be eligible for the distributions received deduction for corporations. Distributions that are designated as capital gain distributions will be taxed as long-term capital gain (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the Shareholder has held its stock. If the Company elects to retain their share of capital gains rather than distribute them, a Shareholder will be deemed to receive a capital gain distribution equal to the amount of such retained net long-term capital gains. A Shareholder will be allowed a credit against its Federal income tax liability for its proportionate share of tax paid by the Company on retained capital gains. Such gains are subject to apportionment among the three tax rate groups as set forth above. Corporate Shareholders may be required to treat up to 20% of certain capital gain distributions as ordinary income.

  Distributions in excess of current and accumulated earnings and profits will not be taxable to a Shareholder to the extent that they do not exceed the adjusted tax basis of the Shareholder's shares, but rather will reduce the adjusted tax basis of such shares. To the extent that such distributions exceed the adjusted tax basis of a Shareholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) provided that the shares are a capital asset in the hands of the Shareholder. In addition, any distribution declared by the Company in October, November or December of any year and payable to a Shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the Shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

  In general, any loss upon a sale or exchange of shares by a Shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent that distributions from the Company are required to be treated by such Shareholder as long-term capital gain.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

  Based upon a published ruling by the IRS, distributions by the Company to a Shareholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

  Notwithstanding the preceding paragraph, however, a portion of the distributions paid by the Company may be treated as UBTI to certain U.S. private pension trusts if the Company is treated as a "pension-held REIT." The Company is not, and does not expect to become, a "pension-held REIT." If the Company were to become a pension-held REIT these rules generally would only apply to certain U.S. pension trusts that hold more than 10% of the Company's stock.

TAXATION OF FOREIGN SHAREHOLDERS

  The following is a discussion of certain anticipated U.S. Federal income and estate tax consequences of the ownership and disposition of the Company's stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, (iii) an estate or trust whose income is includible in gross income for U.S. Federal income tax purposes regardless of its source, or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. Federal income and estate taxation.

  Ordinary Distributions

  The portion of distributions received by Non-U.S. Holders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (or lower rate, if so provided by an applicable income tax treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of stock of the Company. In cases where the distribution income from a Non-U.S. Holder's investment in stock of the Company is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

  Return of Capital Distributions

  Distributions by the Company to a Non-U.S. Holder who holds 5% or less of the Common Shares (after application of certain constructive ownership rules) which are not distributions out of the earnings and profits of the Company will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary distributions. Distributions by the Company to a Non-U.S. Holder who holds more than 5% of the Common Shares (after application of certain constructive ownership rules) will be subject to U.S. withholding tax regardless of whether such distributions exceed the earnings and profits of the Company. Any Non-U.S. Holder (regardless of ownership percentage) may, however, seek a refund of amounts withheld from any distribution if it is subsequently determined that such distribution was, in fact, in excess of the current earnings and profits of the Company.

  Capital Gain Distributions

  Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-U.S. Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") such as the properties beneficially owned by the Company ("USRPI Capital Gains"), will be considered to be income effectively connected with a U.S. trade or business of the Non-U.S.-Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain distribution. In addition, the Company will be required to withhold tax equal to 35% of the amount of distributions to the extent such distributions constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate Shareholder that is not entitled to treaty exemption.

  Disposition of Stock of the Company

  Unless the Company's stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. The Company is not a domestically controlled REIT. A Non-U.S. Holder's sale of stock generally nevertheless will not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities (e.g., the NYSE, on which the regularly traded Common Shares will be listed) and (ii) the selling Non-U.S. Holder (after application of certain constructive ownership rules) held 5% or less of the Company's outstanding stock or the regularly traded class at all times during a specified testing period.

  If gain in the sale of stock of the Company were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. Shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

  Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the stock of the Company is effectively connected with a U.S. trade or business conducted by such Non-U.S. holder, and (ii) the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States.

  Estate Tax

  Stock of the Company owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includible in the estate for U.S. Federal Estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  U.S. Shareholders

  The Company will report to the U.S. Shareholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Shareholder may be subject to backup withholding at the rate of 31% with respect to distribution paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any U.S. Shareholders who fails to certify their nonforeign status to the Company. See "Federal Income Tax Considerations--Taxation of Foreign Shareholders."

  Foreign Shareholders

  The Company must report annually to the IRS and to each Non-U.S. Holder the amount of distributions (including any capital gain distributions) paid to, and the tax withheld with respect to, such Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides.

  U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting generally will not apply to distributions (including any capital gain distributions) paid on stock of the Company to a Non-U.S. Holder at an address outside the United States.

  The payment of the proceeds from the disposition of stock of the Company to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS.

  The IRS has issued final Treasury Regulations regarding the backup withholding rules as applied to Non-U.S. Holders. Those final Treasury Regulations alter the current system of backup withholding compliance and will be effective for payments made after December 31, 1999. Prospective purchasers should consult their-tax advisors regarding the application of the final Treasury Regulations and the potential effect on their ownership of Common Shares.

OTHER TAX CONSEQUENCES

  Possible Legislative or Other Actions Affecting Tax Consequences

  Prospective investors should recognize that the present Federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company. For example, a recent Federal budget proposal contains language which, if enacted in its, present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT, and thus would effectively preclude the Company from re-electing REIT status following a termination of its REIT qualification.

  State and Local Taxes

  The Company and its Shareholders may be subject to state or local income and other taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its Shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective Shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

TAX CONSEQUENCES RELATING TO THE PLAN

  The following discussion summarizes the principal federal income tax consequences, under current law, of participation in the Plan. It does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of the federal income tax law (such as banks, insurance companies, and foreign persons). The discussion is based on the Internal Revenue Code, regulations promulgated thereunder, and rulings of the Internal Revenue Service (the "IRS") all of which are subject to change, possibly with retroactive effect. No ruling of the IRS has been issued or will be received regarding the Plan. THE FOLLOWING DISCUSSION IS GENERAL INFORMATION ONLY, AND PARTICIPANTS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES THAT MAY RESULT FROM PARTICIPATION IN THE PLAN AND THE DISPOSITION OF ANY SHARES OF COMMON SHARES PURCHASED PURSUANT TO THE PLAN.

REINVESTED DISTRIBUTIONS

  Participants in the Plan should be treated for federal income tax purposes as having received, on the Distribution Payment Date, a distribution in an amount equal to the fair market value of the shares of Common Shares acquired with reinvested distributions plus any cash distributed. If the Company elects to purchase shares of Common Shares from third parties, then Participants in the Plan shall be treated for Federal income tax purposes as having received, on the Distribution Payment Date, a distribution in an amount equal to the sum of
(i) the fair market value of such Common Shares, and (ii) any brokerage commissions or mark-ups incurred in connection with such purchase.

  Shares of Common Shares acquired for participants in the Plan should have an initial tax basis to the participant equal to the amount the participant is treated as having received as a distribution. The holding period for shares of Common Shares purchased through the Plan (including fractional shares) generally will begin on the day after the Distribution Payment Date upon which the shares of Common Shares were acquired.

  The reinvestment of distributions does not relieve the participant of any income tax and will constitute a distribution in an amount equal to the fair market value of the Common Shares received through the reinvested distributions. Participants who are qualified pension or profit sharing plans or individual retirement accounts should be able to exclude such distribution income from unrelated business taxable income unless such participants have borrowed to acquire their shares of Common Shares or such Common Shares is otherwise used in an unrelated trade or business. The Agent will report to each participant for tax purposes the distributions to be credited to his account as well as any discounts or costs incurred by us on behalf of the participant. Such information will also be furnished to the IRS to the extent required by law. In addition, the Code imposes certain reporting obligations on brokers and other intermediaries. As a result, the Agent will be required to report to the IRS and the participant any sale of Common Shares by it on behalf of a participant.

REINVESTMENT OF DISTRIBUTIONS BY UNITHOLDERS

  The IRS has privately ruled that investors in operating partnerships who elect to have their operating partnership distributions reinvested under a dividend reinvestment plan of the associated REIT will be treated as having received an ordinary taxable distribution from the REIT in an amount equal to the excess, if any, of the fair market value of those securities over the amount of the reinvestment used to purchase those securities. Thus, the difference between the fair market value of the Common Shares acquired by Unitholders under the Plan and the amount paid for those Common Shares will constitute a distribution for federal income tax purposes to the same extent that a cash distribution would be so treated. Common Shares acquired from reinvestment of distributions of Units should have an initial tax basis equal to the fair market value of the Common Shares acquired. The holding period for Common Shares (including fractions thereof) generally begins on the day after the date that the Common Shares were acquired. Private letter rulings are not precedent and may not be relied upon by taxpayers other than taxpayers to whom they are issued. Nevertheless, such rulings often reflect the current thinking of the IRS.

ADMINISTRATIVE EXPENSES

  While the matter is not free from doubt, we intend to take the position that administrative expenses of the Plan paid by us are not constructive distributions to participants.

TAX CONSEQUENCES OF DISPOSITIONS

  A participant may recognize a gain or loss upon receipt of a cash payment from the sale of shares, including any fractional share, of Common Shares in a plan account. The amount of any such gain or loss will be the difference between the amount realized on the sale (generally the amount of cash received) and the tax basis of the shares. Generally, gain or loss recognized on the disposition of shares acquired under the Plan will be treated for Federal income tax purposes as a capital gain or loss.

                          DESCRIPTION OF CAPITAL STOCK

  For a description of our capital stock, prospective investors should examine our Form 8-A, as amended, filed with the SEC.

                              PLAN OF DISTRIBUTION

  Except to the extent the Agent purchases Common Shares in the open market or in negotiated transactions with third parties, the Common Sock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell Common Shares to Shareholders (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Shares trade or in privately negotiated transactions. The Common Shares are currently listed on the New York Stock Exchange. The difference between the price such owners pay to the Company for Common Shares acquired under the Plan, after deduction of the applicable discount from the prevailing market price and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

  Subject to the availability of shares of Common Shares registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the Plan.

  Subject to the discussion above, newly issued shares of Common Shares sold under the Plan are distributed directly by us rather than through an underwriter, broker or dealer. For registered Shareholders participating in the Plan, there are no brokerage commissions or other fees charged to participants in the Plan in connection with their purchases of such newly issued shares under the Plan. To the extent shares of Common Shares are purchased in the open market by the Agent, brokerage commissions or mark-ups, and any other fees or expenses charged by the broker-dealer or broker-dealers involved, will be paid out of the total amount to be invested and therefore will be paid by the participants in the Plan on a pro rata basis. Upon the sale of Common Shares held under the Plan, the participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Agent (if such resale is made by the Agent at the request of a participant), any related brokerage commissions and any applicable withholding taxes or transfer taxes.

  Common Shares may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a soliciting of an offer to buy, any Common Shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                 LEGAL MATTERS

  The validity under Missouri law of the Common Shares offered hereby will be passed upon for the Company by Husch & Eppenberger, LLC, Kansas City, Missouri, and certain tax matters will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements and schedule are incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997. The consolidated financial statements and schedule for the years ended December 31, 1997 and December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, and for the year ended December 31, 1995 by PricewaterhouseCoopers LLP, independent auditors, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and schedule have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

  The combined statement of revenues and certain expenses of selected TrizecHahn Acquisition Properties to be acquired less than 100% by Westfield America, Inc. for the year ended December 31, 1997 and the statement of revenues and certain expenses of selected TrizecHahn Acquisition Properties to be acquired by Westfield America, Inc. for the year ended December 31, 1997 have been incorporated by reference in this registration statement on Form S-3 in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, included in the Company's filings on Form 8-K/A and Form 8-K as filed October 16, 1998 and November 13, 1998, respectively, and upon the authority of said firm as experts in accounting and auditing.

  The combined statement of revenue and certain expenses of Los Cerritos Center and Oakridge Mall and the combined statement of revenue and certain expenses of Downtown Plaza and Santa Anita Fashion Park for the year ended December 31, 1997, have been incorporated by reference in this Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, included in the Company's Form 8-K/A dated October 16, 1998, Form 8- K/A dated October 19, 1998 and Form 8-K dated November 13, 1998, and upon the authority of said firm as experts in accounting and auditing. Such reports contain a paragraph that states that the combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1. They are not intended to be a complete presentation of the Los Cerritos Center and Oakridge Mall's combined revenue and expenses and Downtown Plaza and Santa Anita Fashion Park's combined revenue and expenses.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under sections 13(a), 13(c), 14 and 15(d) of the Exchange Act:

  .  our Annual Report on Form 10-K for the year ended December 31, 1997;

  .  our Quarterly Reports on Form 10-Q for the three-month periods ended:

     .March 31, 1998;
     .June 30, 1998; and
     .September 30, 1998;

  .  our Current Reports on Form 8-K filed:

     .May 4, 1998;
     .June 29, 1998;
     . August 17, 1998 (as amended on October 16, 1998);
     . October 13, 1998 (as amended on October 19, 1998); and
     . November 13, 1998;
     . December 2, 1998
     . December 11, 1998

  . The description of our Capital Stock contained in our Registration Statement on Form 8-A under the Exchange Act, including any amendment or report filed to update the description.

  You may request a copy of these filings, at no cost by writing or telephoning us at the following address:

     Westfield America
     Randall Smith
     Investor Relations
     Wilshire Boulevard, 12th Floor
     Los Angeles, CA 90025
     (310) 478-4456

  You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We will not make an offer of our Common Shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                                   [WEA LOGO]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Registrant, are as follows:

   SEC registration fee............................................... $ 19,321
   Printing and engraving expenses....................................
   Legal fees and disbursements.......................................
   Accounting fees and disbursements..................................
   Agents' fees and disbursements.....................................
   Blue Sky fees and expenses.........................................
   Miscellaneous (including listing fees).............................
                                                                       --------
       Total.......................................................... $400,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

  The Company has obtained, and pays the cost of, directors' and officers' liability insurance coverage in the amount of $25.0 million (subject to a retention or a "deductible" of $250,000). Directors' and officers' insurance insures (i) the directors and officers of the Company from any claim arising out of an alleged wrongful act by the directors and officers of the Company in their respective capacities as directors and officers of the Company, and (ii) the Company to the extent that the Company has indemnified the directors and officers for such loss. The Articles of Incorporation of the Company provide for indemnification to the full extent permitted by Missouri law.

  Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorney's fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

  Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorney's fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court.

  Section 351.355(3) provides that a corporation shall indemnify any such person against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding, and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any by-law or agreement of the corporation which has been adopted by a vote of the Shareholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

  The Articles of Incorporation of the Company contain provisions indemnifying its directors and officers to the extent authorized specifically by Sections 351.3555(1), (2) (3) and (7).

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 16. LIST OF EXHIBITS.

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
   4.1   Third Restated Articles of Incorporation of the Company (Exhibit
          3.1(1)).
   4.2   Certificate of Designation for the Series B Preferred Shares (Exhibit
          3.2(1)).
   4.3   Certificate of Designation for the Series C Preferred Shares (Exhibit
          3.1(2)).
   4.4   Certificate of Designation for the Series D Preferred Shares (Exhibit
          3.2(2)).
   4.5   Second Amended and Restated By-Laws of the Company (Exhibit 3.3(1)).
   4.6   Specimen certificate representing Common Shares (Exhibit 4.1(3)).
   5.1   Opinion of Husch & Eppenberger, as to legality of the Common Shares.
   8.1   Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.
  10.1   Form of Dividend Reinvestment Plan.
  23.1   Consent of Ernst & Young LLP.
  23.2   Consent of PricewaterhouseCoopers LLP.
  23.3   Consent of KPMG Peat Marwick LLP regarding Downtown Plaza and Santa
          Anita Fashion Park.
  23.4   Consent of KPMG Peat Marwick LLP regarding Los Cerritos Center and
          Oakridge Mall
  23.5   Consent of Husch & Eppenberger (included in Exhibit 5.1).
  23.6   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
          Exhibit 8.1)(3).
  24.1   Powers of Attorney.

--------
(1) Incorporated by reference to designated exhibit to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997, File No. 333-22731.

(2) Incorporated by reference to designated exhibit to the Company's Form 10-Q for the quarterly period ended June 30, 1998, File No. 333-22731.

(3) Incorporated by reference to designated exhibit to the Company's Registration Statement on Form S-11 filed with the Securities and Exchange Commission on May 15, 1997 (File No. 333-22731).

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
    Section 5(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance payments and the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles and State of California on December 11, 1998.

                                          WESTFIELD AMERICA, INC.
                                          (Registrant)

                                                           *
                                          By: _________________________________
                                                       Peter S. Lowy,
                                                 Director and Co-President

  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 11th of December, 1998.

              SIGNATURE                               TITLE
              ---------                               -----

                  *                   Director and Chairman of the Board
 ____________________________________
            Frank P. Lowy

                  *                   Director and Co-President
 ____________________________________  (Principal Executive Officer)
            Peter S. Lowy

       /s/ Richard E. Green           Co-President
 ____________________________________  (Principal Executive Officer)
           Richard E. Green

       /s/ Mark A. Stefanek           Chief Financial Officer and Treasurer
 ____________________________________  (Principal Financial and Accounting
           Mark A. Stefanek            Officer)

                  *                   Director
 ____________________________________
            Roy L. Furman

                  *                   Director
 ____________________________________
         Frederick G. Hilmer

                  *                   Director
 ____________________________________
            David P. Lowy

                  *                   Director
 ____________________________________
           Herman Huizinga

                  *                   Director
 ____________________________________
            Bernard Marcus

                  *                   Director
 ____________________________________
         Larry A. Silverstein

                  *                   Director
 ____________________________________
          Francis T. Vincent

                  *                   Director
 ____________________________________
           George Weissman


     /s/ Irv Hepner
*By: __________________________
           Irv Hepner
      Attorney-in-fact